News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	February 23, 2012
Contact:	Clemente Teng
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Fourth Quarter and Year Ended December 31, 2011 and Increases Quarterly Common Dividend by 16% to $1.10 Per Share

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the fourth quarter and year ended

December 31, 2011.

Operating Results for the Three Months Ended December 31, 2011

For the three months ended December 31, 2011, net income allocable to our common shareholders was $164.2 million or $0.96 per diluted common share, compared to $121.4 million or $0.71 per diluted common share for the same period in 2010, representing an increase of $42.8 million or $0.25 per diluted common share.  This increase is due to (i) improved property operations, (ii) increased equity in earnings from Shurgard Europe, due primarily to Shurgard Europe’s acquisition of its joint venture partner’s interests on March 2, 2011, (iii) reduced income allocations to our preferred shareholders, partially offset by (iv) an increased foreign currency exchange loss of $20.8 million during the quarter ended December 31, 2011 as compared to $13.7 million for the same period in 2010.

Revenues for the Same Store Facilities (see table below) increased 5.0% or $18.2 million in the quarter ended December 31, 2011 as compared to the same period in 2010, primarily due to a 1.3% increase in average occupancy and a 3.4% increase in realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 2.1% or $2.2 million in the quarter ended December 31, 2011 as compared to the same period in 2010.  Net operating income for our Same Store Facilities increased 6.1% or $16.0 million in the quarter ended December 31, 2011 as compared to the same period in 2010.

Operating Results for the Year Ended December 31, 2011

For the year ended December 31, 2011, net income allocable to our common shareholders was $561.7 million or $3.29 per diluted common share, compared to $399.2 million or $2.35 per diluted common share for the same period in 2010, representing an increase of $162.5 million or $0.94 per diluted common share.  This increase is due to (i) improved property operations, (ii) decreased foreign currency exchange loss of $7.3 million during the year ended December 31, 2011 as compared to $42.3 million for the same period in 2010, (iii) increased equity in earnings and interest and other income from Shurgard Europe, due primarily to Shurgard Europe’s acquisition of its joint venture partner’s interests on March 2, 2011, and (iv) reduced income allocations to our Equity Shares, Series A.

Revenues for the Same Store Facilities (see table below) increased 4.6% or $65.8 million in the year ended December 31, 2011 as compared to the same period in 2010, primarily due to a 1.4% increase in average occupancy and a 2.8% increase in realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 0.4% or $1.9 million in the year ended December 31, 2011 as compared to the same period in 2010.  Net operating income for our Same Store Facilities increased 6.6% or $64.0 million in the year ended December 31, 2011 as compared to the same period in 2010.

Funds from Operations

For the three months ended December 31, 2011, funds from operations (“FFO”) was $1.50 per common share on a diluted basis as compared to $1.33 per diluted common share for the same period in 2010, representing an increase of $0.17 per diluted common share.

For the three months ended December 31, 2011, FFO was impacted by a foreign currency exchange loss of $20.8 million (compared to a loss of $13.7 million for the same period in 2010) and a $3.5 million charge related to our redemptions of preferred shares in applying EITF D-42 (compared to similar charges totaling $4.7 million for the same period in 2010 for redemptions of our preferred units, preferred shares and our pro rata share from PS Business Parks, Inc. (“PSB”)).

For the year ended December 31, 2011, FFO was $5.67 per common share on a diluted basis as compared to $4.72 per diluted common share for the same period in 2010, representing an increase of $0.95 per diluted common share.

For the year ended December 31, 2011, FFO was impacted by a foreign currency exchange loss of $7.3 million (compared to a $42.3 million loss for the same period in 2010) and a $32.6 million net charge related to our redemptions of equity securities, including our equity share from PSB, in applying EITF D-42 (compared to $35.8 million for the same period in 2010).

Our FFO for each period was also impacted by various items such as impairment charges, acquisition due diligence costs, changes in accounting estimates, gains and losses on early redemption of debt (including our equity share from PSB and Shurgard Europe), as well as our equity share of PSB’s lease termination fees received from tenants.  The net impact of these items reduced FFO by $0.02 and $0.01 per diluted share for the three months ended December 31, 2011 and 2010, respectively, and reduced FFO by $0.03 and $0.04 per diluted share for the years ended December 31, 2011 and 2010, respectively.

The following table provides a summary of the per-share impact of the items noted above (unaudited):

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Percentage Change	2011	2010	Percentage Change

FFO per diluted common share prior to adjustments for the following items	$1.66	$1.45	14.5%	$5.93	$5.22	13.6%

Foreign currency exchange loss	(0.12)	(0.08)		(0.04)	(0.25)
Application of EITF D-42 to the redemption of our securities and our equity share from PSB	(0.02)	(0.03)		(0.19)	(0.21)
Other items, net	(0.02)	(0.01)		(0.03)	(0.04)

FFO per diluted common share, as reported	$1.50	$1.33	12.8%	$5.67	$4.72	20.1%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represent those 1,931 facilities that are stabilized and owned since January 1, 2009 and therefore provide meaningful comparisons for 2010 and 2011.  The following table summarizes the historical operating results of these 1,931 facilities (121.6 million net rentable square feet) that represent approximately 94% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at December 31, 2011.

Selected Operating Data for the Same Store Facilities (1,931 Facilities): (unaudited)	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	Percentage Change	2011	2010	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$362,509	$345,912	4.8%	$1,428,295	$1,370,398	4.2%
Late charges and administrative fees collected	19,751	18,162	8.7%	78,756	70,816	11.2%
Total revenues (a)	382,260	364,074	5.0%	1,507,051	1,441,214	4.6%

Cost of operations:
Property taxes	25,581	25,076	2.0%	146,271	143,337	2.0%
Direct property payroll	24,351	24,582	(0.9)%	100,264	99,257	1.0%
Media advertising	957	-	-	10,356	14,852	(30.3)%
Other advertising and promotion	5,365	4,918	9.1%	23,521	22,077	6.5%
Utilities	8,511	8,247	3.2%	37,394	35,972	4.0%
Repairs and maintenance	12,485	11,525	8.3%	45,062	45,939	(1.9)%
Telephone reservation center	2,370	2,777	(14.7)%	9,705	11,352	(14.5)%
Property insurance	2,247	2,403	(6.5)%	9,478	9,739	(2.7)%
Other costs of management (a)	21,720	21,889	(0.8)%	91,444	89,097	2.6%
Total cost of operations (a)	103,587	101,417	2.1%	473,495	471,622	0.4%

Net operating income (b)	$278,673	$262,657	6.1%	$1,033,556	$969,592	6.6%

Gross margin	72.9%	72.1%	1.1%	68.6%	67.3%	1.9%
Weighted average for the period:
Square foot occupancy (c)	90.2%	89.0%	1.3%	91.1%	89.8%	1.4%
Realized annual rent per occupied square foot (d) (f)	$13.22	$12.79	3.4%	$12.90	$12.55	2.8%
REVPAF (e) (f)	$11.93	$11.38	4.8%	$11.75	$11.27	4.3%

Weighted average at December 31:
Square foot occupancy				89.6%	88.6%	1.1%
In place annual rent per occupied square foot (g)				$13.97	$13.63	2.5%
Total net rentable square feet (in thousands)				121,582	121,582	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts, which reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Realized annual rent per occupied square foot takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2011	$362,937	$371,853	$390,001	$382,260	$1,507,051
2010	$350,914	$357,637	$368,589	$364,074	$1,441,214

Total cost of operations (in 000’s):
2011	$127,425	$121,958	$120,525	$103,587	$473,495
2010	$127,461	$122,283	$120,461	$101,417	$471,622

Property taxes (in 000’s):
2011	$41,252	$40,054	$39,384	$25,581	$146,271
2010	$40,232	$39,075	$38,954	$25,076	$143,337

Media advertising (in 000’s):
2011	$3,998	$3,291	$2,110	$957	$10,356
2010	$5,305	$6,463	$3,084	$-	$14,852

Other advertising and promotion (in 000’s):
2011	$5,706	$6,738	$5,712	$5,365	$23,521
2010	$5,049	$6,568	$5,542	$4,918	$22,077

REVPAF:
2011	$11.33	$11.61	$12.13	$11.93	$11.75
2010	$10.99	$11.20	$11.51	$11.38	$11.27

Weighted average realized annual rent per occupied square foot for the period:
2011	$12.62	$12.58	$13.15	$13.22	$12.90
2010	$12.45	$12.31	$12.65	$12.79	$12.55

Weighted average square foot occupancy levels for the period:
2011	89.8%	92.3%	92.2%	90.2%	91.1%
2010	88.3%	91.0%	91.0%	89.0%	89.8%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method. At December 31, 2011, Shurgard Europe had an interest in 188 facilities (10 million net rentable square feet) located in seven Western European countries.

In the fourth quarter of 2011, Shurgard Europe used the proceeds from a new €215 million term loan with Wells Fargo (the “Wells Fargo Loan”) to repay two existing loans totaling €183 million and repay a portion, €32 million, on our 9.0% loan to Shurgard Europe.  The Wells Fargo Loan, which matures in November 2014, has a lower interest rate than the repaid loans, and allows Shurgard Europe to simplify its ownership structure and eliminate various costs associated with the former joint ventures.   Shurgard Europe is obligated to utilize most of its available cash flow to make principal payments on the Wells Fargo Loan.

In connection with the Wells Fargo financing, we extended the maturity date for our 9.0% loan to Shurgard Europe to February 15, 2015, which has a balance of €311.0 million ($402.7 million) at December 31, 2011.  The loan is denominated in Euros and currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.  Future prepayments on our loan will be dependent upon Shurgard Europe’s management’s evaluation of uses for the cash flow retained from operations after making principal payments on the Wells Fargo Loan.

Investing Activities

During the three months ended December 31, 2011, we acquired two properties, one in California and another in Texas, for approximately $16.0 million that added 155,000 net rentable square feet to our portfolio.

In addition, during October 2011, we acquired the remaining interests we did not own in two consolidated partnerships for $6.3 million in cash.

We have also entered into a contract to acquire a portfolio of six self-storage properties, located in California, Florida (two), Massachusetts, New Jersey and Pennsylvania, for an aggregate purchase price of $42 million in cash.  The pending acquisition is subject to various conditions and contingencies and there can be no assurance that it will be completed.

Capital Activities

On November 28, 2011, we redeemed all of our outstanding 6.95% Series H Preferred Shares for an aggregate of $105 million, excluding accrued dividends.

On January 12, 2012, we issued 18,400,000 depositary shares of our 5.90% Series S Preferred Shares for $460 million in gross proceeds.

On February 9, 2012 and February 21, 2012, we redeemed all of our 6.75% Series L Preferred Shares and our 6.75% Series E Preferred Shares, respectively, for an aggregate of approximately $347.9 million, excluding accrued dividends.  In addition, we called for redemption our 6.85% Series Y Preferred Shares, which will be redeemed on March 19, 2012 for approximately $8.8 million, excluding accrued dividends.  PSB has announced the redemption of various series of preferred shares in the quarter ending March 31, 2012.  In connection with these redemptions, including our pro rata share of PSB’s amounts, we expect to incur approximately $13 million of EITF D-42 charges during the quarter ending March 31, 2012.

Distributions Declared

On February 23, 2012, our Board of Trustees declared a regular common dividend of $1.10 per common share which is an increase of $0.15 per share, or 16%, over the previous quarter’s distribution. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on March 29, 2012, to shareholders of record as of March 14, 2012.

Fourth Quarter Conference Call

A conference call is scheduled for Friday, February 24, 2012 at 10:00 a.m. (PST) to discuss the fourth quarter and year ended December 31, 2011 earnings results.  The domestic dial-in number is (866) 406-5408 and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 45750119).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations, Upcoming Events.”  A replay of the conference call may be accessed through March 2, 2012 by calling (800) 585-8367 (domestic) or (404) 537-3406 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations, Webcasts.” All forms of replay utilize conference ID number 45750119.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At December 31, 2011, the Company had interests in 2,058 self-storage facilities located in 38 states with approximately 131 million net rentable square feet in the United States and 189 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 27.2 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at December 31, 2011.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Form 10-K for the fiscal year ended December 31, 2011 expected to be filed on or before February 29, 2012, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the regulatory environment as well as national, state and local laws and regulations including, without limitation, those governing REITs; risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising capital at a reasonable cost; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Self-storage rental income	$409,328	$385,228	$1,605,680	$1,511,513
Ancillary operations	28,272	25,558	114,089	104,381
Interest and other income	7,115	6,994	32,333	29,017
	444,715	417,780	1,752,102	1,644,911
Expenses:
Cost of operations:
Self-storage facilities	111,603	108,178	505,633	495,506
Ancillary operations (a)	9,092	8,629	37,396	33,689
Depreciation and amortization	89,830	91,583	358,431	353,718
General and administrative (b)	11,466	9,419	52,410	38,487
Interest expense	5,443	7,770	24,222	30,225
	227,434	225,579	978,092	951,625
Income from continuing operations before equity in earnings of unconsolidated real estate entities, foreign currency exchange loss, gain on disposition of real estate investments, gain on early retirement of debt and asset impairment charges	217,281	192,201	774,010	693,286
Equity in earnings of unconsolidated real estate entities (c)	16,949	10,560	58,704	38,352
Foreign currency exchange loss	(20,782)	(13,672)	(7,287)	(42,264)
Gain on disposition of real estate investments (d)	5,690	-	8,953	396
Gain on early retirement of debt	-	148	1,848	431
Asset impairment charges	-	(383)	(2,186)	(994)
Income from continuing operations	219,138	188,854	834,042	689,207
Discontinued operations	1,299	356	2,417	6,907
Net income	220,437	189,210	836,459	696,114
Net income allocable to noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	-	(492)	-	(5,930)
Preferred unitholders, based upon redemptions	-	(400)	-	(400)
Other noncontrolling interests in subsidiaries	(286)	(4,633)	(12,617)	(17,746)
Net income allocable to Public Storage shareholders	$220,151	$183,685	$823,842	$672,038
Allocation of net income to Public Storage shareholders:
Preferred shareholders, based upon distributions paid	$51,951	$58,236	$224,877	$232,745
Preferred shareholders, based on redemptions	3,508	3,626	35,585	7,889
Equity Shares, Series A, based upon distributions paid	-	-	-	5,131
Equity Shares, Series A, based on redemptions	-	-	-	25,746
Restricted share units	469	426	1,633	1,349
Common shareholders	164,223	121,397	561,747	399,178
	$220,151	$183,685	$823,842	$672,038
Per common share:
Net income per share – Basic	$0.97	$0.72	$3.31	$2.36
Net income per share – Diluted	$0.96	$0.71	$3.29	$2.35
Weighted average common shares – Basic	170,090	169,207	169,657	168,877
Weighted average common shares – Diluted	171,383	170,166	170,750	169,772

(a)	Due to changes in accounting estimates, ancillary operating expenses for the three months and year ended December 31, 2010 include an increase of $1.9 million and $0.3 million, respectively.

(b)
General and administrative expense for the three months and year ended December 31, 2011 includes $2.8 million and $11.3 million, respectively, in compensation expense related to a 2011 performance-based restricted share unit plan, and $3.3 million and $2.6 million in incremental costs associated with the acquisition of interests in self-storage facilities in the years ended December 31, 2011 and 2010, respectively.

(c)
Equity in earnings of unconsolidated real estate entities increased in the three months and year ended December 31, 2011 as compared to the same periods for 2010, due primarily to Shurgard Europe’s acquisition of the remaining 80% interest it did not already own in two joint ventures on March 2, 2011, combined with a $0.7 million and $4.7 million increase associated with our equity share of PSB’s application of EITF D-42 in the three months and year ended December 31, 2011, respectively, as compared to the same periods in 2010.

(d)
For the three months and year ended December 31, 2011 we recognized a $5.7 million gain on a partial sale of a self-storage facility. In addition, the amount for the year ended December 31, 2011 includes a gain on disposition recorded in connection with the consolidation of entities we previously accounted for under the equity method of accounting.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	December 31, 2011 (unaudited)	December 31, 2010
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$139,008	$456,252
Marketable securities	-	102,279
Operating real estate facilities:
Land and buildings, at cost	10,773,277	10,587,347
Accumulated depreciation	(3,398,379)	(3,061,459)
	7,374,898	7,525,888
Construction in process	4,299	6,928
	7,379,197	7,532,816

Investment in unconsolidated real estate entities	714,627	601,569
Goodwill and other intangible assets, net	209,833	216,725
Loans receivable from unconsolidated real estate entities	402,693	495,229
Other assets	87,204	90,463
Total assets	$8,932,562	$9,495,333
LIABILITIES AND EQUITY
Notes payable	$398,314	$568,417
Accrued and other liabilities	210,966	205,769
Total liabilities	609,280	774,186

Redeemable noncontrolling interests in subsidiaries	12,355	12,213

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 475,000 shares issued (in series) and outstanding (486,390 at December 31, 2010), at liquidation preference	3,111,271	3,396,027
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 170,238,805 shares issued and outstanding (169,252,819 at December 31, 2010)	17,024	16,927
Paid-in capital	5,442,506	5,515,827
Accumulated deficit	(259,578)	(236,410)
Accumulated other comprehensive loss	(23,014)	(15,773)
Total Public Storage shareholders’ equity	8,288,209	8,676,598
Equity of permanent noncontrolling interests in subsidiaries	22,718	32,336
Total equity	8,310,927	8,708,934
Total liabilities and equity	$8,932,562	$9,495,333

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool presented below represents those 150 facilities that are wholly-owned and have been operated by Shurgard Europe at a stabilized occupancy level since January 1, 2009 and therefore provide meaningful comparisons for 2009, 2010 and 2011. We account for our investment in Shurgard Europe under the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of unconsolidated real estate entities” on our income statement.

Selected Operating Data for the 150 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2009: (unaudited)	Three Months Ended December 31,			Year Ended December 31,
	2011	2010 (a)	Percentage Change	2011	2010 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$45,128	$44,895	0.5%	$184,639	$182,313	1.3%
Late charges and administrative fees collected	743	857	(13.3)%	3,346	3,207	4.3%
Total revenues (b)	45,871	45,752	0.3%	187,985	185,520	1.3%

Cost of operations:
Property taxes	2,646	1,942	36.3%	10,207	8,950	14.0%
Direct property payroll	5,838	5,783	1.0%	23,785	23,402	1.6%
Advertising and promotion	1,232	1,417	(13.1)%	6,357	6,213	2.3%
Utilities	903	958	(5.7)%	4,073	3,955	3.0%
Repairs and maintenance	1,024	1,310	(21.8)%	5,934	5,006	18.5%
Property insurance	250	295	(15.3)%	1,032	1,205	(14.4)%
Other costs of management (b)	7,119	7,195	(1.1)%	30,102	31,031	(3.0)%
Total cost of operations (b)	19,012	18,900	0.6%	81,490	79,762	2.2%

Net operating income (excluding depreciation and amortization) (c)	$26,859	$26,852	0.0%	$106,495	$105,758	0.7%

Gross margin	58.6%	58.7%	(0.2)%	56.7%	57.0%	(0.5)%
Weighted average for the period:
Square foot occupancy (d)	85.3%	85.7%	(0.5)%	85.5%	85.6%	(0.1)%
Realized annual rent per occupied square foot (e) (g)	$26.85	$26.59	1.0%	$27.40	$27.02	1.4%
REVPAF (f) (g)	$22.90	$22.79	0.5%	$23.43	$23.13	1.3%

Weighted average at December 31:
Square foot occupancy				83.9%	85.4%	(1.8)%
In place annual rent per occupied square foot (h)				$29.58	$28.92	2.3%
Total net rentable square feet (in thousands)				7,881	7,881	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.348	1.348	-	1.392	1.392	-
Actual historical exchange rates	1.348	1.359	(0.8)%	1.392	1.326	5.0%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three months and year ended December 31, 2010 have been restated using the actual exchange rate for the same periods in 2011.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Realized annual rent per occupied square foot takes into consideration promotional discounts that reduce rental income from the contractual amounts due.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds from Operations (a) (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$220,437	$189,210	$836,459	$696,114
Add back – depreciation and amortization	89,830	91,583	358,431	353,718
Add back – depreciation from unconsolidated real estate investments	12,326	14,661	64,677	61,110
Add back – depreciation and amortization included in Discontinued Operations	-	64	94	668
Eliminate – gain on sale of real estate investments	(5,690)	-	(8,953)	(396)
Eliminate – gain on sale of real estate included in Discontinued Operations	(1,289)	-	(2,737)	(7,794)
Eliminate – our share of PSB’s gain on sale of real estate	-	-	(1,107)	(2,112)
FFO allocable to our equity holders	315,614	295,518	1,246,864	1,101,308
Less: allocations of FFO to:
Preferred unitholders, based upon distributions paid	-	(492)	-	(5,930)
Preferred unitholders, based upon redemptions	-	(400)	-	(400)
Other noncontrolling equity interests in subsidiaries	(1,843)	(5,121)	(15,539)	(19,585)
FFO allocable to Public Storage shareholders	313,771	289,505	1,231,325	1,075,393
Less: allocations of FFO to:
Preferred shareholders, based upon distributions paid	(51,951)	(58,236)	(224,877)	(232,745)
Preferred shareholders, based on redemptions	(3,508)	(3,626)	(35,585)	(7,889)
Restricted share unitholders	(757)	(744)	(2,817)	(2,645)
Equity Shares, Series A, based upon distributions paid	-	-	-	(5,131)
Equity Shares, Series A, based on redemptions	-	-	-	(25,746)
Remaining FFO allocable to Common Shares (a)	$257,555	$226,899	$968,046	$801,237
FFO per common share:
Weighted average common shares - Diluted	171,383	170,166	170,750	169,772
FFO per diluted common share (a)	$1.50	$1.33	$5.67	$4.72

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$257,555	$226,899	$968,046	$801,237
Add: Non-cash share-based compensation expense	5,741	2,542	23,709	11,444
Eliminate: Non-cash asset impairment charges, including amounts in discontinued operations	-	383	2,186	2,927
Eliminate: Non-cash foreign currency exchange loss	20,782	13,672	7,287	42,264
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity, including our equity share from PSB	3,508	4,694	32,568	35,752
Less: Capital improvements to real estate facilities	(12,751)	(8,872)	(69,777)	(77,500)

Funds available for distribution (“FAD”) (b)	$274,835	$239,318	$964,019	$816,124

Distribution to common shareholders (c)	$161,620	$135,396	$619,682	$515,305

Distribution payout ratio (b)	58.8%	56.6%	64.3%	63.1%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Shares, Series A, less (iv) capital improvements to maintain our facilities and (v) elimination of any gain or loss on foreign currency exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)
Common shareholders received dividends of $0.95 and $3.65 per common share for the three months and year ended December 31, 2011, respectively, as compared to $0.80 and $3.05 per common share for the same periods in 2010.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data and Net Operating Income to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Amounts in thousands)
Revenues for:
Same Store Facilities	$382,260	$364,074	$1,507,051	$1,441,214
Non Same Store Facilities (a)	27,068	21,154	98,629	70,299

Self-storage revenues	409,328	385,228	1,605,680	1,511,513

Self-storage cost of operations for:
Same Store Facilities	103,587	101,417	473,495	471,622
Non Same Store Facilities (a)	8,016	6,761	32,138	23,884

Self-storage cost of operations	111,603	108,178	505,633	495,506
Net operating income for:
Same Store Facilities	278,673	262,657	1,033,556	969,592
Non Same Store Facilities (a)	19,052	14,393	66,491	46,415

Net operating income (b)	297,725	277,050	1,100,047	1,016,007
Ancillary revenues	28,272	25,558	114,089	104,381
Interest and other income	7,115	6,994	32,333	29,017
Ancillary cost of operations	(9,092)	(8,629)	(37,396)	(33,689)
Depreciation and amortization	(89,830)	(91,583)	(358,431)	(353,718)
General and administrative expense	(11,466)	(9,419)	(52,410)	(38,487)
Interest expense	(5,443)	(7,770)	(24,222)	(30,225)
Equity in earnings of unconsolidated real estate entities	16,949	10,560	58,704	38,352
Foreign currency exchange loss	(20,782)	(13,672)	(7,287)	(42,264)
Gain on disposition of real estate investments	5,690	-	8,953	396
Gain on early retirement of debt	-	148	1,848	431
Asset impairment charges	-	(383)	(2,186)	(994)
Discontinued operations	1,299	356	2,417	6,907
Net income	$220,437	$189,210	$836,459	$696,114

(a)
We consolidate the operating results of 111 additional self-storage facilities that are not Same Store Facilities, including 14 facilities put in place in the year ended December 31, 2011, which have revenues for the three months and year ended December 31, 2011, totaling $2,792,000 and $5,914,000, respectively, and cost of operations totaling $875,000 and $2,174,000, respectively.

(b)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.